QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.11

NOMINATING AGREEMENT

        THIS NOMINATING AGREEMENT (this "Agreement"), of Bridgepoint Education, Inc., a Delaware corporation (the "Company") is made as of February 17, 2009, by and between the Company and Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") to be effective as of the time of the Company's initial public offering.

RECITALS

        WHEREAS, immediately prior to the consummation of the Company's initial public offering of its common stock, par value $0.01 per share (the "Common Stock"), the Series A Convertible Preferred Stock held by Warburg Pincus will automatically convert into an aggregate of 197,084,670 shares of Common Stock; and

        WHEREAS, the parties hereto wish to make certain agreements with respect to the nomination of candidates for election to the board of directors of the Company as a means of maintaining a longer continuity of ownership by Warburg Pincus in the Company, upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

        SECTION 1.    Election of Directors.    Subject to the provisions of Section 2 hereof, Warburg Pincus shall have the right to designate individuals for nomination for election to the board of directors (the "Board") as set forth below and the Company shall, acting through its Nominating and Governance Committee, cause such individuals to be nominated for election to the Company's Board as set forth below; provided that the Nominating and Governance Committee's obligations under this Agreement are subject to the requirements of their fiduciary duties as directors and the Delaware General Corporation Law.

          1.1.  For as long as Warburg Pincus beneficially owns at least fifteen percent (15%) of the outstanding shares of Common Stock, Warburg Pincus shall be entitled to designate two (2) individuals for election to the Board; or

          1.2.  For as long as Warburg Pincus beneficially owns, less than fifteen percent (15%), but at least five percent (5%) of the outstanding shares of Common Stock, Warburg Pincus shall be entitled to designate one (1) individual for election to the Board.

        SECTION 2.    Mechanics of Designation.    In order to nominate an individual for election to the Board, Warburg Pincus must adhere to the Company's advance notice requirements and procedures for director nominations in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") of the Company. The Company agrees that it shall provide Warburg Pincus with written notice, at least 120 days prior to the date of such annual meeting of the Company's stockholders, of the expected date of such meeting in accordance with the notice provisions set forth in Section 4.3 hereof. At each meeting of the Company's stockholders at which the directors of the Company are to be elected, the Company agrees to recommend that the stockholders elect to the Board each designee of Warburg Pincus nominated for election at such meeting in accordance with the provisions of Section 1 above.

        SECTION 3.    Vacancies.    At any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of a designee of Warburg Pincus and Warburg Pincus still maintains the right to designate a person for nomination for election to the Board, as specified in Section 1 above, Warburg Pincus shall have the right to designate for appointment by the remaining directors under the Bylaws of the Company an individual to fill such vacancy and to serve as a director. In connection with the foregoing, Warburg Pincus agrees to provide information to the Nominating and Governance Committee as is necessary to determine that such individual will qualify to serve as a director of the Company under any applicable law, rule or regulation.

        SECTION 4.    Miscellaneous.

          4.1.  Successors and Assigns.

        This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

          4.2.  Entire Agreement; Amendment and Waiver.

        This Agreement constitutes the entire understandings of the parties hereto and supersedes all prior agreements or understandings with respect to the subject matter hereof among such parties, including without limitation that certain Stockholders Agreement, as amended, dated as of November 26, 2003. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the parties hereto

          4.3.  Notices

        All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:	Bridgepoint Education, Inc. 13500 Evening Creek Drive North, Suite 600 San Diego, California 92128 Attention: Facsimile:
with copy to:	Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130 Attention: Facsimile: 858.509.3691
If to Warburg Pincus:	Warburg Pincus Private Equity VIII, L.P. 466 Lexington Avenue New York, NY 10017 Attention: General Counsel Facsimile:

          4.4.  Severability

        In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

          4.5.  Term

        The term of this Agreement shall terminate upon the earlier to occur of: (i) the mutual consent in writing of the parties hereto or (ii) the date on which Warburg Pincus beneficially owns less than five percent (5%) of the outstanding shares of Common Stock.

          4.6.  Counterparts

        This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          4.7.  Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

[Remainder of Page Left Intentionally Blank]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

BRIDGEPOINT EDUCATION, INC.
By:	/s/ Daniel J. Devine Name: Daniel J. Devine Title: Chief Financial Officer
WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
By:	Warburg Pincus Partners LLC, General Partner
By:	WARBURG PINCUS & CO., Managing Member
By:	/s/ BARRY TAYLOR Name: Barry Taylor Title: Managing Director

[Signature Page to Nominating Agreement]

QuickLinks

  Exhibit 10.11
NOMINATING AGREEMENT
RECITALS
AGREEMENT